Exhibit 5.1

[LETTERHEAD OF LOEB & LOEB]
10100 Santa Monica Boulevard, Suite 2200
Los Angeles, CA 90067

Direct Dial: 310-282-2350
e-mail:    dficksman@loeb.com

October 14, 2002

New Century Companies, Inc.
9835 Santa Fe Springs Road
Santa Fe Springs, CA 90670

Ladies and Gentlemen:

We have acted as counsel to New Century Companies, Inc. (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), of a Registration Statement on Form SB-2 (the “Registration Statement”), relating to the proposed sale by certain shareholders of the Company (the “Selling Shareholders”) of 6,000,000 shares of common stock (the “Common Stock”).

In so acting, we have examined and relied upon the originals or copies, certified or otherwise identified to our satisfaction, of such Company records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below. Based upon the foregoing and such examination of law as we have deemed necessary, we are of the opinion that the Common Stock to be offered by the Selling Shareholders, when sold under the circumstances contemplated in the Registration Statement, will be legally issued, fully paid and non-assessable.

The opinions we express herein are limited to matters involving the federal laws of the United States and the Delaware General Corporate law.

We consent to the use of this letter as an Exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” included in the Prospectus forming a part of the Registration Statement.

Sincerely,

DAVID L. FICKSMAN
a Partner of the Firm